Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fidelity National Information Services, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-63342, 333-64462, 333-103266, 333-131601, 333-131602, 333-132844, 333-132845, 333-138654) and on Form S-3 (No. 333-131593) of Fidelity National Information Services, Inc. and subsidiaries and affiliates (the “Company”) of our reports dated February 28, 2007 with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005 and the related consolidated and combined statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.
Our report refers to the completion of the merger between Fidelity National Information Services, Inc. and Certegy Inc. effective February 1, 2006.
/s/ KPMG LLP

March 1, 2007
Jacksonville, Florida
Certified Public Accountants